Exhibit 10.7

AMENDMENT
TO THE
THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2004)
2005, 2006, 2007, AND 2008 OUTSTANDING
RESTRICTED STOCK UNIT AGREEMENTS

Pursuant to resolutions adopted by the Board of Directors on September 4, 2008 and the authority reserved in Section 11(i) of The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the “Plan”), the 2005, 2006, 2007, and 2008 outstanding Restricted Stock Unit Agreements under the Plan (the “Agreements”) are hereby amended as follows effective January 1, 2009:

1. The following sentence is added to the end of Section 2(d) in each Agreement:

“In any event, such payments shall be made by the March 15th following the year the actual dividends are paid on shares of Stock.”

2. The final sentence of Section 4 of each 2006, 2007, and 2008 Agreement is deleted.

3. Section 6 in each Agreement is amended in its entirety to read as follows:

“Subject to the provisions of Section 4 and this Section 6, the Corporation shall deliver to the Participant (or, if applicable, the Participant’s Designated Beneficiary or legal representative) that number of shares of Stock as is equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable within 90 days after the earlier of (i) death, (ii) Disability, (iii) Termination of Employment, or (iv) the Vesting Date. For purposes of this Section, a “Termination of Employment” has the meaning provided in Section 6(d) of the Plan.

Notwithstanding the foregoing, if the Participant is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of Stock would ordinarily be made to the Participant, the Corporation shall delay delivery to the Participant of that portion of the shares of Stock for which the Corporation reasonably believes that Section 162(m) of the Code will preclude the Corporation from taking a compensation expense deduction until the Participant’s Termination of Employment.

Delivery of shares upon a Termination of Employment under this Section shall be subject to the six month delay rule in Section 6(d) of the Plan, if applicable.

In accordance with terms and conditions established by the Committee, the Participant may be eligible to defer delivery of shares under the terms of the Corporation’s Key Employee Deferred Compensation Plan (2005).”

4. Section 15 of each 2005 and 2006 Agreement is amended in its entirety to read as follows:

“Amendment. Except as provided in the Plan, this Agreement may not be altered, modified or amended except by a written instrument signed by the Corporation and the Participant. Notwithstanding the foregoing sentence, to the extent determined necessary or advisable by the Committee in its sole discretion, the Agreement shall be interpreted to the extent possible to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section). The Committee may also amend the Agreement if it determines, in its sole discretion, an amendment is necessary or advisable to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section). Adjustments made pursuant to this Section 15 to address Section 409A of the Code shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of Section 409A (or, if applicable, to avoid application of such Code section). As soon as is administratively practicable following the date of any such amendments, the Corporation shall notify the Participant of any amendments to this Agreement made pursuant to this Section 15 in order to comply with

Section 409A of the Code (or, if applicable, to avoid application of such Code section); provided, however, that failure to provide such notice shall not invalidate or otherwise impair the enforceability of such amendments. For purposes of this Section 15, Section 409A of the Code refers to such Code section as well as to any successor or companion provisions thereto and any regulations promulgated thereunder.”

5. All other provisions of the Agreements shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused these presents to be duly executed on this 18th day of December 2008.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan
Name: W. Andrew Macan
Title: Vice President and Secretary

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